EXHIBIT 10.29

[INTUIT LETTERHEAD]

October 23, 1997

Raymond C. Stern

Dear Raymond,

We are thrilled to extend to you this offer of Intuit employment as Senior Vice President, Finance and Administration reporting to me. Below are the terms of our offer.

Monthly Salary	$22,916.67 ($275,000 annually).

Performance-Sharing	You will also participate in Intuit’s employee performance-sharing program. Performance-sharing payments are made semi-annually to employees in good standing. Performance sharing depends on the company’s growth and profitability.

Annual Variable Bonus Program	You will also participate in the Annual Variable Bonus Program. In addition to Performance and Profit Sharing, the Annual Variable Bonus program will pay 40% of your cumulative FY98 base salary at target. Payouts are tied to the achievements of the Company and individual objectives. (You must be an employee of the company for at least 90 days of the fiscal year and an employee on the last day of the fiscal year to be eligible for a bonus payment.)

Equity	You will receive rights, subject to approval by Intuit’s Board of Directors, to purchase 100,000 shares of Common Stock in the form of non-qualified stock options in the Intuit Inc. at an exercise price not less than the fair market value of Intuit’s Common Stock on the date of grant by the Board. Your stock will vest 25% upon hire date and then monthly until fully vested on the third anniversary of your start date. Such options shall be subject to the terms of the Intuit Inc. 1993 Equity Incentive Plan.

New hire options are normally approved on the third Monday of the month in which the employee begins work at Intuit. The beginning of the vesting period coincides with the first day of Intuit employment. However, the option price is the close of market price of Intuit’s publicly traded stock on the day the option is approved.

401k	Intuit will match $.75 for every $1.00 you contribute, up to $1,500 per year into a 401k account.

Signing/Relocation Bonus	Intuit is pleased to offer you a one time signing and relocation bonus of $125 000 payable once you commence employment with us. If you leave Intuit voluntarily, or involuntarily for reasons of “cause” (breach of Intuit policy and/or any criminal or fraudulent activity) within twelve (12) months of your hire date, you agree to reimburse Intuit 1-12 of your bonus for each month of service less than 12 months.

Paid Vacation	You will accrue three (3) weeks vacation. Your vacation will accrue at the rate of 4.62 hours per pay period (bi-weekly).

Performance/Salary Reviews	Performance and Salary reviews are conducted at least once per year.

Insurance	You will be covered by the company’s group health, life and dental insurance plans. Coverage will begin the first day of your employment. Intuit provides life insurance of 2 times annual salary to a maximum of $500,000. Intuit will pay for additional coverage up to $1,000,000 coverage, subject to insurability.

Start Date	I anticipate that your start date will be as soon as possible after receipt of this of this offer. Please confirm the specific date.

Confidentiality	Compensation information is confidential. Please do not share these arrangements with others.

This letter confirms our trade standing mat you are not subject to any employment agreement that would preclude us from offering this position to you or your joining our organization. This also confirms that you will not be asked to disclose to us any secrets or your prior places of employment. In addition, you will agree to execute a non-disclosure agreement as a condition of employment

This letter also confirms the understanding that employment at Intuit is at the mutual consent of you and Intuit, and is at will in nature and can be terminated at anytime by yourself or Intuit.

You will be required to show proof of citizenship, permanent residency in the United States, or authorization to work in the United States, when you begin working at Intuit. We will be asking for these documents during the Orientation on the Monday on or following your first day of work. If you have any questions regarding benefits or which documents are required, please feel free to contact Fred Kaseman at 415-944-6605 or Lynette Hamel, Sr. Benefits Specialist at 415-944-3078.

Please review these terms to make sure they are consistent with your understanding. If so, please sign and date both copies of this letter and confirm your planned start date. The original of this letter is for your records; return the copy to me as soon as you can.

Again, we very much look forward to your joining the Intuit team.

Sincerely,

/s/ WILLIAM V. CAMPBELL

William V. Campbell

President, CEO

Accepted:	Date:

Start Date:

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